Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 14, 2022 relating to the financial statements of SeaStar Medical, Inc. included in the Prospectus of SeaStar Medical Holding Corporation, which is part of this Registration Statement on Form S-1. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP

Bellevue, Washington

December 15, 2022